EXHIBIT 99.1

www.centex.com P.O. Box 199000 Dallas, Texas 75219-9000 2728 North Harwood Dallas, Texas 75201-1516 Phone: (214) 981-5000
N e w s R e l e a s e

FOR IMMEDIATE RELEASE
For additional information, contact at 214/981-5000:
Matthew G. Moyer, Vice President — Investor Relations
Ken Smalling, Director — Corporate Communications
ANDREW J. HANNIGAN TO RETIRE FROM CENTEX HOMES
AFTER 30 YEARS OF “STEADFAST LEADERSHIP”
DALLAS — December 20, 2006: Centex Corporation (NYSE: CTX) today announced that Andrew J. Hannigan will retire on March 31, 2007, after 30 years of service to Centex Homes.
Hannigan most recently served as president and chief operating officer of the East Operating Region of Centex Homes and was instrumental in the company’s record growth. He joined Centex Homes’ Illinois operation as an assistant controller in 1976 and was promoted to increasing roles of responsibility throughout his career.
“For more than three decades, Andy’s steadfast leadership has been a major force behind Centex’s record growth and success,” said Tim Eller, chairman and chief executive officer of Centex Corp. “Andy’s integrity, commitment to excellence and passion for the home building industry define him as a leader. He is a long-time colleague and personal friend and Centex Homes owes Andy a huge debt of gratitude for his contributions. We wish him all the best.”
About Centex
Dallas-based Centex (NYSE: CTX), founded in 1950, is one of the nation’s leading home building companies. Centex operates in major U.S. markets in 25 states and delivered more than 39,000 homes in the United States in its most recent fiscal year ended March 31, 2006. Its leading brands include Centex Homes, Fox & Jacobs Homes, CityHomes and Centex Destination Properties.
In addition to its home building operations, Centex’s (www.centex.com) related business lines include mortgage and financial services, home services and commercial construction. These businesses provide operational or financial support to home building operations and are leaders in their respective industries. Centex consistently ranks among the most admired companies in its industry, according to FORTUNE magazine.
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